Exhibit 99.(h)(2)

ATTACHMENT 1

SCHEDULE I

Funds

ETFS

KraneShares CICC China Leaders 100 Index ETF (Formerly KraneShares Zacks New China ETF which formerly KraneShares CSI New China ETF which was formerly KraneShares CSI China Five Year Plan ETF)

KraneShares CSI China Internet ETF

KraneShares Bosera MSCI China A Share ETF

KraneShares E Fund China Commercial Paper ETF

KraneShares MSCI All China Index ETF (formerly, KraneShares FTSE Emerging Markets Plus ETF)

KraneShares MSCI China Environment Index ETF

KraneShares Emerging Markets Consumer Technology Index ETF

KraneShares MSCI One Belt One Road Index ETF

KraneShares Bloomberg Barclays China Aggregate Bond Inclusion Index ETF

KraneShares CCBS China Corporate High Yield Bond USD Index ETF

KraneShares MSCI All China Consumer Discretionary Index ETF

KraneShares MSCI All China Consumer Staples Index ETF

KraneShares MSCI All China Healthcare Index ETF

KraneShares Emerging Markets Healthcare Index ETF

KraneShares Electric Vehicles and Future Mobility Index ETF

KraneShares MSCI China A Hedged Index ETF

KraneShares Asia Robotics and Artificial Intelligence Index ETF

KraneShares MSCI Emerging Markets ex China Index ETF

Quadratic Interest Rate Volatility and Inflation Hedge ETF

KFA Large Cap Quality Dividend Index ETF

KFA Small Cap Quality Dividend Index ETF

KFA Global Carbon ETF

KFA Dynamic Fixed Income ETF

KraneShares CICC China 5G and Technology Leaders Index ETF

KraneShares CICC China Consumer Leaders Index ETF

KraneShares MSCI China ESG Leaders Index ETF

KraneShares SSE Star Market 50 Index ETF

KFA Value Line Dynamic Core Equity Index ETF

MUTUAL FUNDS

CICC Global Wealth Preservation Fund

CICC US Government Money Market Fund